Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-144870 on Form S-8 of our report dated April 14, 2009, relating to the consolidated financial statements of Lakeland Industries, Inc. and Subsidiaries as of January 31, 2009, and for each of the two years ended January 31, 2009 and the related financial statement schedule, appearing in this Annual Report on Form 10-K for the year ended January 31, 2010.

/s/ Holtz Rubenstein Reminick LLP

Melville, New York
April 16, 2010